Exhibit 10.3

THE CENTURY BANCORP

SUPPLEMENTAL EXECUTIVE RETIREMENT

AND INSURANCE PLAN

AS AMENDED AND RESTATED EFFECTIVE AS OF DECEMBER 31, 2016

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TABLE OF CONTENTS

(continued)

Schedule A     Change of Control Definition

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THE CENTURY BANCORP

SUPPLEMENTAL EXECUTIVE RETIREMENT

AND INSURANCE PLAN

PREAMBLE

Century Bancorp, Inc. has adopted The Century Bancorp, Inc. Supplemental Executive Retirement/Insurance Plan for a select group of management Employees in order to (a) attract, retain and motivate qualified management Employees, (b) facilitate the retirement of such Employees, and (c) in certain cases, provide survivor income for the Beneficiaries of such Employees. The Plan is intended to be “a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA, and shall be interpreted and administered to the extent possible in a manner consistent with that intent.

This Plan was most recently amended and restated effective December 1, 2008, and subsequently amended by First Amendment effective May 12, 2009, by further amendment effective June 1, 2011, and by Third Amendment effective December 31, 2016. This Plan is hereby restated to incorporate all amendments to the December 1, 2008 restatement, effective as of December 31, 2016.

This Plan is intended to comply with the provisions of Section 409A of the Code with respect to Post-2004 Benefits and shall be interpreted and administered to the extent possible in a manner consistent with this intent.

ARTICLE I

CONSTRUCTION OF THE PLAN

1.1 DEFINITIONS

Whenever used in this Plan with initial capital letters, the following terms shall have the following meanings:

(a)    “ACCRUAL PERCENTAGE” means:

(i)	in the case of a Participant whose employment with the Employer terminates before attaining age forty (40), 0%; or

(ii)	in the case of a Participant whose employment with the Employer terminates after attaining age forty (40), the percentage from the following tables:

For any Participant who is a member of the Executive Management Group, and Employees who became Participants before January 1, 2000, the following table will apply:

Years of Plan Participation	Accrual Percentage
Fewer than 5	0.0%
5 but less than 6	25.0
6 but less than 7	32.5
7 but less than 8	40.0
8 but less than 9	47.5
9 but less than 10	55.0
10 but less than 11	62.5
11 but less than 12	70.0
12 but less than 13	77.5
13 but less than 14	85.0
14 but less than 15	92.5
15 or more	100.0

For Employees who became Participants after December 31, 1999 (other than members of the Executive Management Group) the following table shall apply:

Years of Plan Participation	Accrual Percentage
Fewer than 5	0%
5 but less than 6	20
6 but less than 7	24
7 but less than 8	28
8 but less than 9	32
9 but less than 10	36
10 but less than 11	40
11 but less than 12	44
12 but less than 13	48
13 but less than 14	52
14 but less than 15	56
15 but less than 16	60
16 but less than 17	64
17 but less than 18	68
18 but less than 19	72
19 but less than 20	76
20 but less than 21	80
21 but less than 22	84
22 but less than 23	88
23 but less than 24	92
24 but less than 25	96
25 or more	100

Notwithstanding the above, upon a Change of Control the Accrual Percentage of a Participant who is employed by the Employer on the date of such Change will be 100%.

(b)    “ACTUARIAL EQUIVALENT” means a benefit of equal present value to the benefit which otherwise would have been provided to the Participant, computed on the basis of mortality according to the 1984 Unisex Pension Mortality Table and an interest rate of 7.5% compounded annually.

(c)    “ACTUARY” means the enrolled actuary selected by the Board.

(d)    “AVERAGE COMPENSATION” means the Compensation of a Participant averaged over the thirty-six (36) consecutive calendar months within the last one hundred twenty (120) calendar months as an Employee which produces the highest average.

(e)    “BENEFICIARY” means a person entitled to benefits under the provisions of the Plan, other than the Participant.

(f)    “BENEFITS COMMENCEMENT DATE” means the first day of the month coincident with or next following the date payment of the Participant’s Post-2004 Benefit is to be made, as determined pursuant to his election or otherwise in accordance with the rules set forth in Article III below.

(g)    “BENEFIT PERCENTAGE” means, for Participants who are members of the Executive Management Group, 75% and for all other Participants, 66%.

(h)    “BOARD OF DIRECTORS” means the Board of Directors of the Employer.

(i)    “CHANGE OF CONTROL” shall mean the occurrence of any one of the events defined in Schedule A.

(j)    “CODE” means the Internal Revenue Code of 1986, as amended.

(k)    “COMMITTEE” means the Plan Committee described in Article VII.

(l)    “COMPENSATION” means the total W-2 earnings paid by the Employer to the Employee during a Plan Year, increased by the amount of any salary reduction contribution on behalf of the Employee by the Employer to a 401 (k) plan maintained by the Employer or to any cafeteria plan maintained by the Employer pursuant to Section 125 of the Code.

(m)    “DIRECTOR” means a member of the Board of Directors.

(n)    “EARLY RETIREMENT AGE” means the first day of the month after a Participant has attained age fifty-five (55) and completed five (5) or more Years of Plan Participation.

(o)    “EARLY RETIREMENT DATE” means a Participant’s date of termination after attaining his Early Retirement Age, but prior to his Normal Retirement Date.

(p)    “EFFECTIVE DATE” means January 1, 1984.

(q)    “EMPLOYEE” means any person who is hired by the Employer.

(r)    “EMPLOYER” means Century Bancorp, Inc., Century Bank & Trust Co., Century North Shore Bank & Trust Company, and the Bank of Massachusetts, all corporations organized and existing under laws of the Commonwealth of Massachusetts or its successor or successors.

(s)    “ERISA” means the Employee Retirement Income Security Act of 1974.

(t)    “EXECUTIVE MANAGEMENT GROUP” means a group of Employees consisting of those individuals designated on their initial participation in the Plan or thereafter as members of the Executive Management Group.

(u)    “NORMAL RETIREMENT DATE” means the first day of the month coincident with or next following the Participant’s 65th birthday.

(v)    “PARTICIPANT” means any eligible Employee of the Employer who has satisfied the requirements in Section 2.1.

(w)    “PENSION TRUST OFFSET” means the monthly retirement benefit that would be payable to the Participant under the Pension Trust beginning on his Normal Retirement Date or Postponed Retirement Date, if applicable (both as defined in this Plan), under the 120 month term certain annuity form of payment under the Pension Trust.

In the event that payments under the Pension Trust actually begin on a date other than the Participant’s Normal Retirement Date or Postponed Retirement Date, if applicable (both as defined in this Plan), or are paid in a form other than the 120 months certain annuity, such retirement benefit shall be adjusted based on this Plan’s definition of Actuarial Equivalence.

(x)    “PENSION TRUST” means The Century Bancorp Pension Trust, a pension plan qualified under Section 401 of the Code.

(y)    “PLAN” means The Century Bancorp Supplemental Executive Retirement and Insurance Plan.

(z)    “PLAN YEAR” means the 12-month period ending on September 30.

(aa)    “POST-2004 BENEFIT” means any part of a Participant’s Normal Retirement Benefit, Early Retirement Benefit, or Deferred Vested Retirement Benefit, as applicable, under the Plan which is not part of the Participant’s Pre-2005 Benefit.

(bb)    “POST-2016 BENEFIT” means any part of a Participant’s Normal Retirement Benefit, Early Retirement Benefit, or Deferred Vested Retirement Benefit, as applicable, under the Plan that exceeds the amount of such benefit determined as of December 31, 2016, based on the Participant’s Years of Plan Participation, Accrual Percentage, Benefit Percentage, Average Compensation and all other relevant factors as of December 31, 2016, and determined under the terms of the Plan as then in effect.

(cc)    “POSTPONED RETIREMENT DATE” means the first day of any month after a Participant’s Normal Retirement Date and after his termination of employment.

(dd)    “PRE-2005 BENEFIT” means a Participant’s Normal Retirement Benefit, Early Retirement Benefit, or Deferred Vested Retirement Benefit, as applicable, based on his Years of Plan Participation, Accrual Percentage and all other relevant factors as of December 31, 2004, and determined under the terms of the Plan adopted and in effect as of October 3, 2004, but only to the extent earned and vested as of December 31, 2004 within the meaning of Section 409A of the Code.

(ee)    “SENIOR MANAGEMENT GROUP” means a group of Employees consisting of those individuals designated on their initial participation in the Plan or thereafter as members of the Senior Management Group.

(ff)    “SOCIAL SECURITY BENEFIT” means an estimate made by the Actuary of the monthly primary old-age Social Security Benefit (under Title II of the federal Social Security Act) which would be payable commencing at Normal Retirement or a Postponed Retirement Date, if applicable, assuming the Participant has the number of covered employment years required to maximize his Social Security Benefit.

(gg)    “SEPARATION FROM SERVICE” of a Participant means the Participant’s “separation from service,” as defined in Treas. Reg. Section 1.409A-1(h), from the Employer.

(hh)    “SPECIFIED EMPLOYEE” means an officer or other employee of an Employer (or of any other corporation, or trade or business, required to be taken into consideration for this purpose under Section 409A or the Code) who is a specified employee within the meaning of Section 409A of the Code.

(ii)    “YEARS OF PLAN PARTICIPATION” means 1/12 of the number of calendar months while an Employee is employed by the Employer and while he is designated as a Participant in this Plan. When this calculation results in a number of years plus a fraction of a year, if the fraction is 5/12 or less it shall be ignored, otherwise it will be considered the same as one full year. At the sole discretion of the Committee, a Participant’s Years of Plan Participation may include such additional number of Years as the Committee may elect.

1.2 CONSTRUCTION

(a)    Where necessary or appropriate to the meaning hereof, the singular shall be deemed to include the plural, the plural to include the singular, the masculine to include the feminine, and the feminine to include the masculine.

(b)    If any provision of the Plan or the application thereof to any circumstance or person is invalid, the remainder of the Plan and the application thereof to other circumstances or persons shall not be affected thereby.

(c)    All headings contained herein are for convenience of reference only and shall not be construed as a part of this Plan, or have any effect upon the meaning of the provisions hereof.

(d)    To the extent not preempted by federal law, the provisions of the Plan shall be construed, administered, and enforced under the laws of the Commonwealth of Massachusetts.

ARTICLE II

PARTICIPATION

The Participants in the Plan will be such management employees as may be selected from time to time by the Committee. Each Participant will be considered a member of the Senior Management Group for purposes of determining the Participant’s benefits unless the Committee expressly provides (on initial eligibility or thereafter) that he is to be a member of the Executive Management Group.

The Committee may terminate an Employee’s participation in the Plan (while he is still an Employee), but, subject to Section 8.3, no such action will reduce the Employer’s obligation to any Participant below the amount to which he would be entitled under the Plan as in effect immediately prior to such action if his employment then terminated.

ARTICLE III

ELIGIBILITY FOR BENEFITS

3.1 NORMAL RETIREMENT

A Participant who terminates employment with the Employer after attaining his Normal Retirement Date, or after his Early Retirement Age but having elected to defer commencement of his benefit until his Normal Retirement Date, shall be eligible to receive the normal retirement benefit described in Section 4.1.

3.2 EARLY RETIREMENT

A Participant who has attained his Early Retirement Age shall be eligible to receive the early retirement benefit described in Section 4.2.

3.3 DEFERRED VESTED RETIREMENT

A Participant who has attained age forty (40) and has at least five (5) Years of Plan Participation whose employment with the Employer is terminated prior to attainment of his Normal Retirement Date shall, after attaining his Early Retirement Age, be eligible to receive the deferred vested retirement benefit described in Section 4.3.

3.4 TIMING OF COMMENCEMENT

(a)    Payment of any Pre-2005 Benefit shall commence in accordance with the practices and procedures for the commencement of benefits adopted and in effect under the Plan as of October 3, 2004.

(b)    Payment of any Post-2004 Benefit (other than that portion of the Post-2004 Benefit that is a Post-2016 Benefit) shall commence on the Participant’s Normal Retirement Date, regardless of the date of the Participant’s retirement or other termination of employment, except to the extent the Participant shall have timely and validly established another Benefits Commencement Date with respect to all or any part of such Post-2004 Benefit in accordance with the provisions of Section 3.5.

(c)    Payment of any Post-2016 Benefit shall commence on the later of the Participant’s Normal Retirement Date and the first day of the month coinciding with or next following the date of the Participant’s Separation from Service, except to the extent the Participant shall have timely and validly established another Benefits Commencement Date with respect to his Post-2016 Benefit in accordance with the provisions of Section 3.5. Any election made by a Participant prior to January 1, 2017 to commence payment of his Post-2004 Benefit at a specified age between age fifty-five (55) and age sixty-five (65), regardless of whether the Participant has then incurred a Separation from Service, shall be applied, for purposes of determining the Benefits Commencement Date of his Post-2016 Benefit, as if he had elected to commence benefits at the later of the specified age and his Separation from Service.

(d)    Notwithstanding anything in this Section 3.4, if any portion of a Participant’s Post-2004 Benefit is payable upon the Participant’s Separation from Service, and the Participant is a Specified Employee as of the date of his Separation from Service, all payments otherwise payable prior to the first day of the seventh month following the month in which his Separation from Service occurs shall be paid in a single sum on such first day (or the date of his death, if earlier).

3.5 ELECTIONS REGARDING POST-2004 BENEFITS

(a)    A Participant may elect a Benefits Commencement Date with respect to his Post-2004 Benefits at any time within thirty (30) days after the date the Participant is first designated eligible to participate in the Plan, provided that such election is made at least 12 months in advance of the earliest date on which the Participant shall be entitled to a vested benefit under the Plan, in accordance with Treas. Reg. Section 1.409A-2(a)(5). Any elected Benefits Commencement Date may be

(i)	with respect to that portion of the Participant’s Post-2004 Benefit that is not a Post-2016 Benefit, (A) the date the Participant attains a specified age, not earlier than age fifty-five (55) and not later than age sixty-five (65), provided, however, that if the Participant elects a specified age before age sixty-five (65), in no event will his Benefits Commencement Date be prior to his completion of five (5) Years of Plan Participation; or (B) the later of the date the Participant attains a specified age (established in accordance with the rules in (A) above) and the date of his Separation from Service; and

(ii)	with respect to that portion of the Post-2004 Benefit that is a Post-2016 Benefit, the later of the date the Participant attains a specified age (established in accordance with the rules in (i)(A) above) and the date of his Separation from Service.

(b)    A Participant’s Benefits Commencement Date for his Post-2004 Benefit, once established pursuant to an election under Section 3.5(a) or pursuant to the general rule under Section 3.4(b) or (c), is irrevocable and cannot be changed except as follows. A Participant may elect a different Benefits Commencement Date as to all of his Post-2004 Benefits otherwise due to him commencing on a particular Benefits Commencement Date provided either:

(i)	such election was made in a calendar year ending on or prior to December 31, 2008 and did not result in any payment otherwise due to be paid in the calendar year in which the election was made being paid instead after that year, or in any payment otherwise due to be paid in a calendar year subsequent to the year the election was made instead being paid in the calendar year the election was made, or

(ii)	such election (1) does not take effect until at least twelve (12) months after the date made; (2) is made at least twelve (12) months prior to the Benefits Commencement Date previously established; and (3) results in a new Benefits Commencement Date which is at least five (5) years after the existing Benefits Commencement Date.

ARTICLE IV

SUPPLEMENTAL RETIREMENT BENEFITS

4.1 NORMAL OR POSTPONED RETIREMENT BENEFITS

The monthly Normal Retirement Benefit of a Participant commencing on the Participant’s Normal Retirement Date or Postponed Retirement Date shall be the sum of (a) minus (b) minus (c), subject to a minimum benefit (d) below, then multiplied by his Accrual Percentage and then divided by twelve (12):

(a)    His Benefit Percentage multiplied by his Average Compensation;

(b)    His Pension Trust Offset;

(c)    His Social Security Offset, which is equal to 100% of the Social Security Benefit;

(d)    $2,400

The monthly Retirement Benefit for Mr. Marshall M. Sloane has been calculated as of January 1, 2001 based on his Accrual Percentage as of January 1, 2001, his Pension Trust offset as of January 1, 2001, and his Social Security Offset as of January 1, 2001, and will not change after January 1, 2001.

4.2 EARLY RETIREMENT BENEFITS

The monthly early retirement benefit of a Participant who has commenced receiving payments prior to January 1, 1999, shall be the benefit calculated in accordance with Section 4.1, provided, however, that to the extent payment begins prior to the Participant’s Normal Retirement Date, the amount thereof shall be reduced according to the following schedule:

Age of Commencement	Early Retirement Percentage
55	35%
56	40
57	45
58	50
59	55
60	60
61	68
62	76
63	84
64	92
65	100

The above factors will be interpolated to the nearest month.

The monthly Early Retirement Benefit of a Participant who has commenced receiving payments on or after January 1, 1999, other than any member of the Executive Management Group who has commenced receiving payments on or after January 1, 2002, shall be the benefit calculated in accordance with Section 4.1, provided, however, that to the extent payment commences prior to the Participant’s Normal Retirement Date, the amount thereof shall be reduced 5/9% for each of the first sixty (60) months that the commencement of payments precedes the Participant’s Normal Retirement Date and 5/18% for each of the next sixty (60) months.

The monthly Early Retirement Benefit of a Participant in the Executive Management Group, who has commenced receiving payments on or after January 1, 2002, shall be the benefit calculated in accordance with Section 4.1, provided, however, that to the extent payment commences prior to the Participant’s 62nd birthday, the amount thereof shall be reduced 5/9% for each of the first twenty-four (24) months that the commencement of payment precedes the Participant’s 62nd birthday and 5/18% for each for the next sixty (60) months.

4.3 DEFERRED VESTED RETIREMENT BENEFITS

The monthly deferred vested benefit of a Participant shall be the benefit calculated in accordance with Section 4.1, provided, however, that to the extent payment begins prior to the Participant’s Normal Retirement Date, the amounts thereof shall be reduced as in Section 4.2 above.

4.4 NO ACCRUAL AFTER COMMENCEMENT

No Participant shall accrue additional benefits under the Plan after any part of his benefits shall commence to be paid.

ARTICLE V

PAYMENT OF BENEFITS

5.1 NORMAL FORM OF PAYMENT

Retirement benefits shall be paid to the Participant monthly for the life of the Participant, but in any event for a minimum of one hundred and twenty (120) months of payments.

If the Participant dies prior to the expiration of such one hundred and twenty (120) month period, his Beneficiary will receive a monthly payment for the remainder of the one hundred and twenty (120) month period equal to the monthly amount payable to the Participant prior to his death. A Participant may designate a Beneficiary entitled to receive benefits under this Section for the balance of the one hundred and twenty (120) month period in writing on a form satisfactory to the Employer. If, after the death of a Participant during the one hundred and twenty (120) month period, there is no designated Beneficiary, an amount shall be payable to the Participant’s estate as follows: (a) the present value of the Pre-2005 Benefits remaining to be paid during the one hundred and twenty (120) month period shall be calculated on the basis of the Plan’s Actuarial Equivalent assumptions and shall be paid as soon as practicable to the Participant’s estate, and (b) the Participant’s estate will receive a monthly payment for the remainder of the one hundred and twenty (120) month period equal to the monthly amount of Post-2004 Benefits payable to the Participant prior to his death.

5.2 OPTIONAL FORMS OF PAYMENT

Subject to such rules and regulations as the Committee may establish from time to time, a Participant eligible for a Normal, Early, or Deferred Vested Retirement Benefit under the Plan may, in lieu of the Normal Form of Retirement described in Section 5.1, elect to receive his benefit in the form of one of the following optional forms of payment:

(a)    JOINT AND SURVIVOR ANNUITIES

A Participant may elect a joint and survivor annuity which shall provide that either one-fourth (1/4), one-half (1/2), two-thirds (2/3), three-fourths (3/4), or all of the monthly joint and survivor benefit payable to the Participant shall continue to be paid following his death to his designated joint annuitant for the duration of such joint annuitant’s life. A joint and survivor annuity shall be the Actuarial Equivalent of the Participant’s normal form of payment described in Section 5.1. If the joint annuitant predeceases the Participant after the benefit has commenced, the Participant shall continue to receive the same amount as was being paid during their joint lives.

(b)    LIFE ANNUITY AND TERM CERTAIN FORMS OF PAYMENT

A Participant may elect, in lieu of any other retirement benefit under the Plan, to receive his benefit as a life annuity or as a five (5) or fifteen (15) years certain annuity (a “Term Certain Annuity”.)

Any such life annuity or Term Certain Annuity shall be the Actuarial Equivalent of the Normal Form of Payment in Section 5.1 to which the Participant would have been entitled. A Term Certain Annuity shall provide a monthly pension for the life of the Participant with monthly payments guaranteed for 60 or 180 months. If the retired Participant begins to receive payments but does not live to receive 60 or 180 payments, then such payment shall continue to his designated Beneficiary (or to his estate if the Beneficiary is deceased) until 60 or 180 payments have been made.

5.3 FREQUENCY OF PAYMENT

The Committee, at its discretion, may adjust the frequency of payment of Retirement Benefits from monthly payment, with such adjustment being the Actuarial Equivalent of the monthly Retirement Benefit, provided that any such adjustment is made before any annuity payment has been made under the Plan, and provided further that the adjusted payment is made not less frequently than annually.

5.4 NATURE OF CLAIM

The Employer shall not be required to set aside or segregate any assets of any kind to meet its obligations hereunder. A Participant shall have no right on account of this Plan in or to any specific assets of the Employer (other than rights with respect to life insurance policies purchased under Article VI). Any right to any payment that a Participant may have on account of the Plan shall be those of a general, unsecured creditor of the Employer.

ARTICLE VI

SURVIVOR BENEFITS

No benefits are payable upon the death of a Participant under this Plan, except as follows:

6.1 DEATH AFTER COMMENCEMENT OF BENEFITS

In the case of a Participant who dies after the commencement of his retirement benefits under the Plan, whether or not he is still employed by the Employer at the time of his death, payment of such benefits shall continue after the Participant’s death, if at all, only to the extent provided under the form of retirement benefit elected under Article V hereof.

6.2 DEATH AFTER TERMINATION OF EMPLOYMENT AND BEFORE COMMENCEMENT OF BENEFITS

If a Participant dies after terminating employment with the Employer but before the commencement of his retirement benefits under the Plan, then:

(a)    if the Participant is survived by his spouse, and has attained age fifty-five (55) and completed five (5) or more Years of Plan Participation, or has attained his Normal Retirement Date, then such spouse shall be entitled to a straight life annuity payable for his life commencing with the month following the Participant’s death, in a monthly amount equal to the Actuarial Equivalent of the monthly straight life annuity which would have been payable to such spouse under the following conditions:

(i)	the Participant had survived to the date on which he would otherwise have commenced receipt of his retirement benefits under the Plan;

(ii)	at that time, the Participant had commenced receipt of his retirement benefits under the Plan under an optional form of benefit providing a reduced monthly benefit to the Participant and, after his death, 50% of such reduced monthly benefit to the spouse for life; and

(iii)	the Participant had then died; or

(b)    if the Participant is not survived by a spouse, and has attained age fifty-five (55) and completed five (5) or more Years of Plan Participation, or has attained his Normal Retirement Date, then the Participant’s Beneficiary shall be entitled to a straight life annuity payable for his life commencing with the month following the Participant’s death, in a monthly amount equal to the Actuarial Equivalent of the 120 months of retirement payments which would have been payable to such Beneficiary (or the Participant’s estate) under the following conditions:

(i)	the Participant had survived to the date on which he would otherwise have commenced receipt of his retirement benefits under the Plan;

(ii)	at that time, the Participant had commenced receipt of his retirement benefits under the Plan under the normal form of benefit described in Section 5.1; and

(iii)	the Participant had then died.

For the avoidance of doubt, if a Participant dies after terminating employment with the Employer but before the commencement of his retirement benefits under the Plan, and at the time of his death has not either attained age fifty-five (55) and completed five (5) or more Years of Plan Participation, or attained his Normal Retirement Date, then no survivor benefit shall be payable to the Participant’s Beneficiary or estate under the Plan, and no death benefit shall be payable to the Participant’s Beneficiary or estate pursuant to Section 6.3 of the Plan.

6.3 DEATH BENEFIT PLAN – DEATH PRIOR TO TERMINATION OF EMPLOYMENT AND BEFORE COMMENCEMENT OF BENEFITS

If a Participant dies while employed by the Employer and before the commencement of his retirement benefits under the Plan, the Bank will pay to the Participant’s Beneficiary, as a death benefit, an amount equal to the sum of:

(a)    in the case of a Participant in the Executive Management Group, five (5) times the annual rate of base salary being paid to the Participant at the time of his death; or

(b)    in the case of a Participant in the Senior Management Group, four (4) times the annual rate of base salary being paid to the Participant at the time of his death; plus

(c)    in case of (a) or (b), an additional amount calculated to reimburse the Beneficiary for income taxes payable upon this benefit, determined based upon the highest marginal federal, state and local income tax rates applicable to the Participant in the jurisdiction of the Participant’s primary residence as of his date of death.

The death benefit shall be payable to the Beneficiary in a single lump sum; provided, however, that, if the Participant so elects in such manner as the Committee shall determine, the death benefit shall be payable to the Beneficiary in five annual installments, with the first installment paid in the year following the Participant’s death.

The benefits provided under this Section 6.3 are intended to constitute “death benefits,” within the meaning of Treas. Reg. Section 1.409A-1(a)(5) and Treas. Reg. Section 31.3121(v)(2)-1(b)(4)(iv)(C), and the portion of the Plan providing such death benefits is intended to constitute a separate death benefits plan for purposes of Section 409A of the Code. The death benefits provided pursuant to this Section 6.3 were previously provided through the Century Bank Survivor Benefit Plan, adopted effective June 1, 2011.

6.4 BENEFICIARY DESIGNATION

A Participant may designate one or more Beneficiaries entitled to receive benefits under this Article VI in the event of his death, and, in the case of the death benefit provided pursuant to Section 6.3, the form (lump sum or five annual installments) in which such death benefit shall be payable, in a form and manner satisfactory to the Committee.

ARTICLE VII

PLAN ADMINISTRATION

7.1 PLAN ADMINISTRATOR

The Plan shall be administered by a Plan Committee.

7.2 COMPOSITION OF THE COMMITTEE

The Committee shall be composed of three or more members, who shall be Employees or Directors of the Employer. Any member of the Committee may be removed by the Employer at any time or may resign at any time by submitting his resignation in writing to the Employer. A new Committee member shall be appointed as soon as possible in the event that a Committee member is removed or resigns. Any person so appointed shall signify his acceptance by filing a written acceptance with the Employer. No member of the Committee who is a Participant in this Plan may vote or otherwise participate in any decision or act with respect to a matter relating solely to himself (or to himself and any Beneficiary).

7.3 POWERS AND DUTIES OF COMMITTEE

The Committee, acting in its sole discretion, will have authority to interpret the provisions of the Plan and decide all questions and settle all disputes which may arise in connection with the Plan and may establish its own operating and administrative rules and procedures in connection therewith. All interpretations, decisions, and determinations made by the Committee will be binding on all persons concerned, subject to the following claims and review procedures:

(a)    Claims for participation in or distribution under the Plan shall be made in writing to the Committee. The Committee shall review such claim within ninety (90) days of its receipt of the same and, if any claim so made is denied in whole or in part, shall furnish the claimant, within such ninety (90) day period, with a written notice, prepared in a manner calculated to be understood by the claimant (i) setting forth the reasons for the denial, (ii) making reference to pertinent Plan provisions, (iii) describing any additional material or information from the claimant which is necessary and why, and (iv) explaining the claim review procedure set forth in Section 7.3(b) below, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse determination on review.

(b)    Within sixty (60) days after the denial of any claim for participation or distribution under the Plan, the claimant may request in writing a review of the denial by the Committee. Any claimant seeking review hereunder shall be entitled to examine all pertinent documents and to submit issues and comments in writing. The Committee shall render a decision on review of a claim not later than sixty (60) days after receipt of a request for review hereunder; provided, however, that if the Committee determines that special circumstances, such as the need for a hearing, require an extension, its decision on review shall be rendered within one hundred twenty (120) days after receipt of the request for review (but in that event the Committee shall notify the claimant of the expected date of its determination and the reason for the extension within the original sixty (60) day period). The Committee’s decision on review shall be in writing and shall state the reason for the decision, referring to the Plan provisions upon which it is based, and shall advise the claimant that he or she is entitled to receive upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim and to bring an action under Section 502(a) of ERISA.

(c)    No legal proceeding may be commenced by any person having or claiming any interest in or entitlement under this Plan until the claims and claims review procedures of this Section have been complied with.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

8.1 NO CONTRACT OF EMPLOYMENT

The Plan will not be deemed to constitute a contract of employment between the Employer and any Participant, or to be consideration for the employment of any Participant. The Plan will not be deemed to give any Participant the right to be retained in the employ of the Employer or to affect the Employee’s ability to discharge any Participant at any time.

8.2 ASSIGNMENT

The interest hereunder of any Participant or Beneficiary will not be alienable by the Participant or Beneficiary by assignment or any other method and will not be subject to be taken by his creditors to any process whatsoever, and any attempt to cause such interest to be so subjected will not be recognized, except to such extent as may be required by law.

The obligations of the Employer hereunder shall be binding on its successors or assigns, whether by merger, consolidation, or acquisition of all or substantially all of its business or assets.

8.3 FORFEITURE IN THE EVENT OF DISCHARGE FOR CAUSE

Notwithstanding any provision in this Plan to the contrary, no Retirement Benefits will be payable hereunder with respect to any Participant who is discharged from the Employer for cause. For purposes of this Plan only the following shall constitute “cause”:

(a)    the Participant’s falsification of accounts of the Employer, embezzlement of funds from the Employer, or commission of any act constituting gross dereliction of duties; or

(b)    the conviction of the Participant for, or entry of a pleading of guilty or nolo contendere by the Participant to, any crime involving moral turpitude or any felony.

8.4 AMENDMENT

The Plan (including the attached Schedule A) may be altered, amended, or revoked in writing by the Employer at any time, but no such action may reduce the Employer’s obligation with respect to a Participant who is then still employed by the Employer below the amount to which he would be entitled under the Plan as in effect immediately prior to such action if his employment then terminated, and no such action may reduce the Employer’s obligation with respect to a Participant whose employment with Employer has already then terminated. Notwithstanding the foregoing, any provision that would cause the Plan to fail to satisfy Section 409A of the Code, shall have no force and effect until amended to comply with Section 409A of the Code and any such amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Committee without the consent of Participants affected thereby.

IN WITNESS WHEREOF, the Employer, by its duly authorized officer, has executed this amended and restated Plan, this first          day of                 , 2017.

CENTURY BANCORP, INC.

By:

Schedule A

CHANGE OF CONTROL DEFINITION

“Change of Control” means the occurrence of any one of the following events:

(a)    there occurs a change of control of Century Bancorp, Inc. of a nature that would be required to be reported in response to Item 1(a) of the Current Report on Form 8-K pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 or in any other filing under the Securities Exchange Act of 1934; or

(b)    any Person (other than family members of Marshall M. Sloane) becomes the owner of 25% or more of the Employer’s Class B Common Stock and thereafter individuals who were not directors of the Employer prior to the date such Person became a 25% owner are elected as directors pursuant to an arrangement or understanding with, or upon the request of, or nomination by, such Person and constitute at least 25% of the Board of Directors; or

(c)    there occurs any solicitation or series of solicitations of proxies by or on behalf of any Person other than the Board of Directors and thereafter individuals who were not directors of the Employer prior to the commencement of such solicitation, or series of solicitations, are elected as directors pursuant to an arrangement or understanding with, or upon the request of or nomination by, such Person and constitute at least 25% of the Board of Directors; or

(d)    the Employer executes an agreement of acquisition, merger, or consolidation which contemplates that (i) after the effective date provided for in the agreement all or substantially all of the business and/or assets of the Employer shall be owned, leased, or otherwise controlled by another corporation or entity, and (ii) individuals who are directors of the Employer when such agreement is executed shall not constitute a majority of the board of directors of the survivor or successor company immediately after the effective date provided for in such agreement; provided, however, for purposes of this paragraph (d) that if such agreement requires as a condition precedent approval by the Employer’s shareholders of the agreement or transaction, a Change of Control shall not be deemed to have taken place unless and until such approval is secured (but upon any such approval a Change of Control shall be deemed to have occurred on the date of execution of such agreement).

For purposes of the above, the following definitions apply:

“Common Stock” shall mean the then outstanding Common Stock of the Employer plus, for purposes of determining the stock ownership of any Person, the number of unissued shares of Common Stock which such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) upon the exercise of conversion rights, exchange rights, warrants, or options or otherwise. Notwithstanding the foregoing, the term Common Stock shall not include shares of preferred stock or convertible debt or options or warrants to acquire shares of Common Stock (including any shares of Common Stock issued or issuable upon the conversion or exercise thereof) to the extent that the Board of Directors shall expressly so determine in any future transaction or transactions.

A Person shall be deemed to be the “owner” of any Common Stock:

(i)    of which such Person would be “beneficial owner” as such term is defined in Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934; or

(ii)    of which such Person would be the “beneficial owner” as such term is defined under Section 16 of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission promulgated thereunder; or

(iii)    which such Person or any of its Affiliates or Associates (as such terms are defined in Rule 12B-2 promulgated by the Securities Exchange Commission under the Securities and Exchange Act of 1934) has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant in any agreement, arrangement, or understanding, or upon the exercise of conversion rights, exchange rights, warrants, or options or otherwise.

“Person” shall have the meaning used in Section 13(d) of the Securities Exchange Act of 1934.